Exhibit 4.23
                             COMPENSATION AGREEMENT

         This Compensation Agreement is dated as of April 23, 2003 among Autocarbon, Inc., a Delaware corporation (the "Company") and Sichenzia Ross Friedman Ference LLP ("Consultants").

         WHEREAS, the Company has requested the Consultants to provide the Company with legal services in connection with their business, and the Consultants have agreed to provide the Company with such legal services; and

         WHEREAS, the Company wishes to compensate the Consultants with shares of its common stock for such services rendered;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. The Company will issue 30,000 shares of the Company's common stock, $.0001 par value per share, to such members or employees of the Consultants as the Consultants shall designate. The shares to be issued shall represent services provided by the Consultant in respect of the Company's continuing reporting requirements, as well as for certain general corporate matters, for a period of three (3) months from the date of this agreement. The shares shall be issued to the Consultant one (1) day after the Effective Date.

2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

         IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            Autocarbon, Inc.
                                            /s/ James Miller
                                            ------------------
                                            James Miller
                                            Chief Executive Officer


                                            SICHENZIA ROSS FRIEDMAN FERENCE LLP

                                            /s/Richard A. Friedman
                                            -----------------------
                                               Richard A. Friedman